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     MEDIQ INCORPORATED AND MMI MEDICAL, INC. ANNOUNCE AGREEMENT FOR MERGER OF
SUBSIDIARIES

     PENNSAUKEN, NJ -- MEDIQ Incorporated (AMEX-MED) and MMI Medical, Inc. (NASDAQ-MMIM) announced today the execution of a definitive agreement to merge MEDIQ's MEDIQ Equipment & Maintenance Services, Inc. subsidiary ('MEMS') and MMI's R Squared Scan System subsidiary.

     Under the terms of the merger agreement, MEDIQ will receive 2,050,000 shares of MMI common stock and warrants to purchase at $6.25 per share an additional 325,000 shares of MMI common stock. It is anticipated that MEDIQ will distribute the 2,050,000 shares of MMI common stock to MEDIQ shareholders. The transaction is subject to approval by the shareholders of MMI. It is anticipated that the merger will be completed prior to July 31, 1994.

     Bernard J. Korman, President and Chief Executive Officer of MEDIQ, and Alan
D. Margulis, President and Chief Executive Officer of MMI, commented, 'This combination will create the strongest independent provider of diagnostic equipment service in the country, with a wide variety of products available for the healthcare industry. An integration plan for the two companies has been developed to generate significant improved operating results.'.

     MEDIQ provides essential healthcare services in a cost effective manner to a variety of healthcare providers. MEDIQ's principal businesses include MEDIQ/PRN Life Support Services, Inc., the country's leading provider of life support and critical care equipment on a rental basis, and the Diagnostic Imaging Services Group, which provides portable x-ray, nuclear imaging and ultrasound services. MEDIQ also owns significant equity interests in two publicly traded companies, NutraMax Products, Inc. (NASDAQ-NMPC) and PCI Services, Inc. (NASDAQ-PCIS). MEDIQ's securities trade on the American Stock Exchange under these symbols: common stock (MED), preferred stock (MED.Pr), convertible debentures (MED.C) and subordinated debentures (MED.NP) exchangeable into shares of NutraMax.

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